Exhibit 99.1

China Automotive Systems Reports 77.0% Net Sales Increase and Return to Profitability
in the First Quarter of 2021

WUHAN, China, May 12, 2021 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Net sales rose 77.0% to $130.3 million from $73.6 million in the first quarter of 2020

•	Gross profit increased 75.9% to $19.7 million from $11.2 million in the first quarter of 2020; gross margin was 15.1% compared with 15.2% in the first quarter of 2020

•	Income from operations increased 320.0% to $4.2 million from $1.0 million in the first quarter of 2020

•	Net income attributable to parent company's common shareholders was $3.2 million, or diluted income of per share of $0.10, compared to net loss attributable to parent company's common shareholders of $0.03 million, in the first quarter of 2020

•	Cash and cash equivalents, and pledged cash were $122.0 million as of March 31, 2021

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We are excited to report accelerated top line growth in the first quarter driven by increased demand in each of our key markets - Chinese OEM passenger vehicles, Chinese OEM commercial vehicles and exports to North and South America.”

“According to statistics from the China Association of Automobile Manufacturers (“CAAM”), automobile sales in China rose by 75.6% year-over-year in the first quarter of 2021 as passenger vehicle sales grew 75.1% year-over-year and commercial vehicle sales increased by 77.3% year-over-year.”

“Each of our operational units achieved sales growth and was profitable in the first quarter of 2021 as all our manufacturing lines were operating at a high utilization rate. Our sales to the Chinese commercial vehicle OEMs rose by approximately 169% year-over-year and sales of our electric power steering products (“EPS”) by our Henglong KYB joint venture rose by 200% year-over-year in the first quarter of 2021. North American sales rose by 26.3% year-over-year in the first quarter of 2021, and our Brazil Henglong joint venture has already announced an expected 200% increase in unit sales in South America for the 2021 year.”

“We have increased our investment in research and development by 28.6% as automobile technology continues to evolve. Our new EPS system integrates and communicates with the vehicles' main data architecture to provide key Advanced Driver Assistance Systems (ADAS) functions including lane keeping assist (LKA), automatic parking assist (APA), lane centering (LCK) and traffic jam assist (TJA). Other new products are under development as well as ongoing efforts to improve the performance and quality of current steering products. Our new products will continue to provide new growth opportunities and solidify our leadership role in the global steering market.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We continued to maintain our financial strength even as we increased investment and expenditures in the first quarter of 2021 to support our growth as we maintained our cash levels, accounts receivable and payable amounts, and our inventories.”

First Quarter of 2021

Net sales increased by 77.0% to $130.3 million in the first quarter of 2021, compared to $73.6 million in the first quarter of 2020. The net sales increase was mainly due to the recovery of the Chinese economy and Chinese automobile demand post-COVID-19. Net sales of traditional steering products and parts increased by 61.2% to $105.6 million for the first quarter of 2021, compared to $65.5 million for the same period in 2020. Net sales of electric power steering (“EPS”) products rose 204.9% to $24.7 million from $8.1 million for the same period in 2020. EPS product sales were 19.0% of the total net sales for the first quarter of 2021, compared with 11.0% for the same period in 2020. Export net sales rose 30.4% to $40.7 million in the first quarter of 2021 compared with $31.2 million in the first quarter of 2020.

Gross profit rose by 75.9% to $19.7 million compared to $11.2 million in the first quarter of 2020. Gross margin in the first quarter of 2021 was 15.1% generally consistent with the 15.2% in the first quarter of 2020.

Gain on other sales was $1.3 million, compared to $0.6 million in the first quarter of 2020.

Selling expenses were $5.6 million compared to $2.1 million in the first quarter of 2020. This increase in selling expenses was primarily due to higher sales volumes and increased air freight charges. Selling expenses represented 4.3% of net sales in the first quarter of 2021 compared to 2.9% in the first quarter of 2020.

General and administrative expenses ("G&A expenses") were $4.6 million compared to $3.4 million in the first quarter of 2020. The increase in G&A expenses was primarily due to higher personnel costs to support the increase in net sales. G&A expenses represented 3.5% of net sales in the first quarter of 2021 compared to 4.6% of net sales in the first quarter of 2020.

Research and development expenses ("R&D expenses") were $6.7 million compared to $5.2 million in the first quarter of 2020. R&D expenses represented 5.1% of net sales in the first quarter of 2021 compared to 7.1% in the first quarter of 2020.

Other income, net was $1.7 million for the first quarter of 2021, compared to $0.1 million for the three months ended March 31, 2020. The increase of $1.6 million was mainly due to government subsidies of $1.4 million received in the first three months of 2021.

Income from operations was $4.2 million in the first quarter of 2021, compared to $1.0 million in the first quarter of 2020. This growth was primarily due to a higher year-over-year increase in sales and gross profit compared with the increase in operating expenses.

Interest expense was $0.3 million in the first quarter of 2021, compared to $0.4 million in the first quarter of 2020, primarily due to less loans.

Net financial expense was $0.2 million in the first quarter of 2021, compared to $0.5 million in the first quarter of 2020. The reduction in net financial expense was primarily due to less foreign exchange losses.

Income before income tax expenses and equity in earnings of affiliated companies was $5.3 million in the first quarter of 2021, compared to $0.2 million in the first quarter of 2020. The increase in income before income tax expenses and equity in earnings of affiliated companies in the first quarter of 2021 was mainly due to higher income from operations and higher other income.

Net income attributable to parent company's common shareholders was $3.2 million in the first quarter of 2021, compared to a net loss attributable to parent company's common shareholders of $0.03 million in the first quarter of 2020. Diluted income per share was $0.10 in the first quarter of 2021, compared to nil per share in the first quarter of 2020.

The weighted average number of diluted common shares outstanding was 30,857,736 in the first quarter of 2021 compared to 31,174,045 in the first quarter of 2020.

Balance Sheet

As of March 31, 2021, total cash and cash equivalents, and pledged cash were $122.0 million, total accounts receivable including notes receivable were $236.6 million, accounts payable including notes payable were $223.9 million and short-term bank and government loans were $46.2 million. Total parent company stockholders' equity was $304.4 million as of March 31, 2021, compared to $303.2 million as of December 31, 2020.

Business Outlook

Management raises revenue guidance for the full year 2021 to $485 million from $470 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 12, 2021 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free:	+1-877-407-8031
International:	+1-201-689-8031
China (toll free):	+ 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2021, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$90,374	$97,248
Pledged cash	31,663	30,813
Accounts and notes receivable, net - unrelated parties	217,372	216,519
Accounts and notes receivable - related parties	19,273	17,621
Inventories	89,638	88,325
Other current assets	30,963	25,132
Total current assets	479,283	475,658
Non-current assets:
Property, plant and equipment, net	138,542	141,004
Land use rights, net	10,626	10,774
Long-term investments	45,518	49,766
Other non-current assets	27,794	30,358
Total assets	$701,763	$707,560

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$46,193	$44,238
Accounts and notes payable - unrelated parties	212,925	212,522
Accounts and notes payable - related parties	10,984	12,730
Accrued expenses and other payables	51,458	55,607
Other current liabilities	27,216	29,387
Total current liabilities	348,776	354,484
Long-term liabilities:
Other long-term payable	35	1,126
Long-term tax payable	23,884	23,884
Other non-current liabilities	8,105	8,151
Total liabilities	$380,800	$387,645

Commitments and Contingencies (See Note 23)

Mezzanine equity:
Redeemable non-controlling interests	530	523

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of March 31, 2021 and December 31, 2020, respectively	$3	$3
Additional paid-in capital	64,361	64,273
Retained earnings-
Appropriated	11,303	11,303
Unappropriated	218,697	215,491
Accumulated other comprehensive income	15,285	17,413
Treasury stock - 1,486,526 and 1,486,526 shares as of March 31, 2021 and December 31, 2020, respectively	(5,261)	(5,261)
Total parent company stockholders' equity	304,388	303,222
Non-controlling interests	16,045	16,170
Total stockholders' equity	320,433	319,392
Total liabilities, mezzanine equity and stockholders' equity	$701,763	$707,560

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net product sales ($16,575 and $7,494 sold to related parties for the three months ended March 31, 2021 and 2020)	$130,341	$73,555
Cost of products sold ($8,214 and $3,134 purchased from related parties for the three months ended March 31, 2021 and 2020)	110,593	62,403
Gross profit	19,748	11,152
Gain on other sales	1,316	600
Less: Operating expenses
Selling expenses	5,609	2,118
General and administrative expenses	4,615	3,429
Research and development expenses	6,680	5,193
Total operating expenses	16,904	10,740
Income from operations	4,160	1,012
Other income, net	1,723	117
Interest expense	(343)	(365)
Financial expense, net	(239)	(531)
Income before income tax expenses and equity in loss of affiliated companies	5,301	233
Less: Income taxes expense	(641)	(514)
Less: Equity in loss of affiliated companies	(1,429)	(347)
Net income/(loss)	3,231	(628)
Less: Net income/(loss) attributable to non-controlling interests	18	(600)
Accretion to redemption value of redeemable non-controlling interests	(7)	-
Net income/(loss) attributable to parent company’s common shareholders	$3,206	$(28)
Comprehensive income:
Net income/(loss)	$3,231	$(628)
Other comprehensive income:
Foreign currency translation loss, net of tax	(2,271)	(4,961)
Comprehensive income/(loss)	960	(5,589)
Comprehensive loss attributable to non-controlling interests	(118)	(1,053)
Comprehensive income/(loss) attributable to parent company	$1,078	$(4,536)

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.10	$-
Diluted	$0.10	$-

Weighted average number of common shares outstanding -
Basic	30,851,776	31,174,045
Diluted	30,857,736	31,174,045

Share-based compensation included in operating expense above is as follows:
General and administrative expenses	88	-

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income/(loss)	$3,231	$(628)
Adjustments to reconcile net income/(loss) from operations to net cash (used in)/provided by operating activities:
Share-based compensation	88	-
Depreciation and amortization	6,544	5,101
Reversal of credit losses	(177)	(1)
Deferred income taxes	(254)	(34)
Equity in loss of affiliated companies	1,429	347
Government subsidy reclassified from government loans	-	287
Loss on fixed assets disposals	9	52
(Increase)/decrease in:
Accounts and notes receivable	(3,972)	33,444
Inventories	(1,934)	10,430
Other current assets	(1,371)	(3,455)
Increase/(decrease) in:
Accounts and notes payable	1,595	(18,032)
Accrued expenses and other payables	(4,135)	2,557
Other current liabilities	(1,811)	(824)
Net cash (used in)/provided by operating activities	(758)	29,244
Cash flows from investing activities:
Increase in demand loans and employee housing loans included in other non-current assets	(33)	(212)
Repayment of loan from a related party	154	-
Cash received from property, plant and equipment sales	51	242
Payments to acquire property, plant and equipment (including $137 and $242 paid to related parties for the three months ended March 31, 2021 and 2020, respectively)	(3,267)	(1,984)
Payments to acquire intangible assets	(112)	-
Investment under the equity method	-	(2,579)
Purchase of short-term investments	(14,661)	-
Proceeds from maturities of short-term investments	9,873	5,781
Cash received from long-term investment	2,237	448
Net cash (used in)/provided by investing activities	(5,758)	1,696
Cash flows from financing activities:
Proceeds from bank loans	12,569	14,368
Repayments of bank loans	(10,086)	(16,247)
Repayments of the borrowing for sale and leaseback transaction	(1,107)	(1,028)
Net cash provided by/(used in) financing activities	1,376	(2,907)
Effects of exchange rate on cash, cash equivalents and pledged cash	(884)	(1,851)
Net (decrease)/increase in cash, cash equivalents and pledged cash	(6,024)	26,182
Cash, cash equivalents and pledged cash at beginning of the period	128,061	106,403
Cash, cash equivalents and pledged cash at end of the period	$122,037	$132,585